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                                                                       Exh. 99.4

                                  [LETTERHEAD]


                                 August 25, 2000


TO: The Unsecured Creditors of CRIIMI MAE Management, Inc.

    RE:  IN RE CRIIMI MAE INC., CRIIMI MAE MANAGEMENT INC., AND
         CRIIMI MAE HOLDINGS II, L.P.
         BANKRUPTCY CASE NOS. 98-23115-DK THROUGH 98-23117-DK
         CHAPTER 11 (JOINTLY ADMINISTERED)

Dear Creditor:

    We are counsel to the Official Committee of Unsecured Creditors of CRIIMI MAE Management, Inc. (the "Creditors' Committee"), and I am writing on behalf of the Creditors' Committee to recommend that you vote to accept the Debtors' Third Amended Joint Plan of Reorganization (the "Plan"). A ballot of your vote is enclosed with the Plan.

    During the pendency of the debtors' bankruptcy cases, the Creditors' Committee has played an active role in representing the interests of the unsecured creditors of CRIIMI MAE Management, Inc. In so doing, the Creditors' Committee has participated in ongoing negotiations with the debtors, the Official Committee of Unsecured Creditors of CRIIMI MAE Inc. and the Official Committee of Equity Holders of the debtors to ensure the rights of unsecured creditors of CRIIMI MAE Management are protected. The Creditors' Committee's goal has been to secure from the debtors payment in full to the unsecured creditors of CRIIMI MAE Management, Inc. upon confirmation of any plan of reorganization.

    With this in mind, the Creditors' Committee is now seeking your support for confirmation of the Plan, because the Plan proposes to repay the allowed claims of the unsecured creditors of CRIIMI MAE Management, Inc. in full and in cash, with requisite interest. The Creditors' Committee therefore believes that it is the best interest of the unsecured creditors to vote to accept the Plan, and I urge you to do so.

    You should have already received copies of the Plan and the accompanying Court approved Disclosure Statement, which I suggest you review carefully to fully understand the treatment of your claims. While I am not permitted to make any disclosures to you that are not

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August 25, 2000
Page 2

otherwise approved in the Plan and Disclosure Statement, I am more than happy to answer any of your questions. You may reach me at the above-listed number.

                                       Very truly yours,

                                       /s/ Paul M. Nussbaum

                                       Paul M. Nussbaum